Exhibit 99.1
Press Release
For Immediate Release
Beazer Homes Reports Q4 and Full Year Fiscal 2008 Results
ATLANTA, December 2, 2008 — Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced its financial results for the quarter and year ended September 30, 2008. The Company previously provided fourth quarter home closings and new home orders and its September 30, 2008 cash balance. Summary results of the quarter and the year are as follows:
Quarter Ended September 30, 2008
•	Reported net loss from continuing operations of $(475.2) million, or $(12.32) per share, including non-cash pre-tax charges related to inventory impairments and abandonment of land option contracts of $58.8 million, impairments in joint ventures of $6.0 million and a non-cash deferred tax valuation allowance under SFAS 109 of $398.6 million. For the fourth quarter of the prior fiscal year, the Company reported a net loss from continuing operations of $(152.0) million, or $(3.95) per share.
•	Home closings: 2,441 homes, a decrease of 38.2% from 3,949 in the fourth quarter of the prior year.

•	Total revenues: $712.6 million, compared to $1.09 billion in the fourth quarter of the prior year.

•	New orders: 1,083 homes, an increase of 10.3% from 982 in the fourth quarter of the prior year.

•	Net cash provided by operating activities: $291.1 million, compared to $387.3 million in the fourth quarter of the prior year.
Year Ended September 30, 2008
•	Reported net loss from continuing operations of $(951.2) million, or $(24.68) per share, including non-cash pre-tax charges related to inventory impairments and abandonment of land option contracts of $510.6 million, goodwill impairments of $52.5 million, impairments in joint ventures of $68.8 million and a non-cash deferred tax valuation allowance of $400.3 million. For the prior fiscal year, net loss from continuing operations totaled $(410.4) million, or $(10.68) per share.
•	Home closings: 7,692 homes, a decrease of 36.0% from 12,020 in the prior year.

•	Total revenues: $2.07 billion, compared to $3.47 billion in the prior year.

•	New orders: 6,065 homes, a decrease of 38.8% from 9,903 in the prior year.

•	Net cash provided by operating activities: $315.6 million, compared to $509.4 million in the prior year.
As of September 30, 2008
•	Cash and cash equivalents: $584.3 million compared to $454.3 million as of September 30, 2007.
•	Backlog: 1,358 homes with a sales value of $326.6 million compared to 2,985 homes with a sales value of $838.8 million as of September 30, 2007.
“Conditions in both the overall economy and housing market came under greater pressure during our fourth quarter and have continued to deteriorate since that time,” said Ian J. McCarthy, President and Chief Executive Officer. “Home buyer demand for new homes continues to be adversely affected by low levels of consumer confidence, falling home prices, extensive new and existing home supply and reduced access to mortgage financing. In recent months this difficult environment has been greatly exacerbated by turmoil in financial markets, heightened concerns about the global economy and a substantial rise in the number of home foreclosures. Against this backdrop we continue to focus on generating liquidity, reducing overhead and direct costs, and limiting investment in land and unsold home inventory. As evidenced by our strengthened cash balance over the fiscal year, our efforts are helping us weather this unprecedented housing environment while positioning Beazer Homes for a return to profitability upon the market’s eventual recovery.”
Quarter Ended September 30, 2008
In connection with the Company’s realignment of management, operational and financial reporting lines and its decision to exit a number of markets during fiscal 2008, the Company has correspondingly realigned its reportable segments as follows: West (Arizona, California, Nevada, New Mexico and Texas), East (Delaware, Indiana, Maryland, New Jersey, New York, North Carolina, Pennsylvania, Tennessee and Virginia), Southeast (Florida, Georgia and South Carolina) and Other Homebuilding. The Other Homebuilding segment is comprised of markets the Company has exited or is in the process of exiting including Cincinnati, Columbus, Lexington, Columbia, Charlotte, Colorado Springs, Denver and Fresno.
Homebuilding revenues declined 44.6% for the quarter ended September 30, 2008, due to both a 38.2% decline in home closings and a 9.9% decline in average selling price from the same period in the prior fiscal year. Home closings declined in all regions, with the most significant declines in the Southeast and Other Homebuilding segments. Net new home orders totaled 1,083 for the quarter, an increase of 10.3% from the same period in the prior fiscal year. This year-over-year increase was driven largely by a lower cancellation rate of 45.7% during the fourth quarter, compared to 68.1% in the same period of the prior year. The increase in net orders year-over-year was also achieved through a 17.2% increase in net orders in markets where the Company maintains a presence, partially offset by a 31.7% decline in net orders in markets the Company had previously announced it was exiting.
Revenues from land and lot sales totaled $121.3 million in the fourth quarter as the Company completed asset sales in Virginia totaling $99.1 million, including the previously announced sale of two condominium projects, as well as additional asset sales primarily related to market exits.
During the fourth quarter, margins continued to be negatively impacted by both the average sales price decline and reduced closing volumes as compared to the same period a year ago. In addition, the Company incurred pre-tax charges to abandon land option contracts of $13.3 million, and to recognize inventory impairments of $45.5 million and impairments in joint ventures of $6.0 million.
The Company controlled 39,627 lots at September 30, 2008 (73% owned and 27% controlled under options), reflecting reductions of approximately 14% and 36% from levels as of June 30, 2008 and September 30, 2007, respectively. As of September 30, 2008, unsold finished homes totaled 408, declining by approximately 53% from the level a year ago. The Company substantially reduced its land and land development spending, which totaled $333 million in fiscal 2008, compared to $824 million for the prior year.
With respect to the Company’s cash position, at September 30, 2008, the Company had a cash balance of $584.3 million, compared to $314.2 million at June 30, 2008 and $454.3 million at September 30, 2007. Cash provided by operating activities for the three months and year ended September 30, 2008 was $291.1 and $315.6 million, respectively.
Tax Matters

As of September 30, 2008, the Company had a non-cash deferred tax asset valuation allowance under SFAS 109 of $400.6 million following an assessment of the recoverability of its deferred tax assets, which consist primarily of inventory valuation adjustments, reserves and accruals that are not currently deductible for tax purposes, as well as operating loss carry-forwards from losses incurred during fiscal 2008. This reserve reflects the Company’s application of SFAS 109 which requires companies to reserve against deferred tax assets when, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized. The Company is now in a cumulative loss position over the four prior years, which, among other things, the Company relied upon in reaching the determination that such a reserve was appropriate. In future periods the reserve could be reduced based on sufficient evidence indicating that it is more likely than not that a portion of our deferred tax asset will be realized.
Separately and as previously announced, the Company has also conducted an analysis of whether an ‘ownership change’ occurred under Internal Revenue Code Section 382 (“Section 382”). Ownership changes under Section 382 generally relate to the cumulative change in ownership among shareholders with more than a 5% ownership interest over a three year period. The Company has determined that an ‘ownership change’ under Section 382 did occur as of December 31, 2007. As a result, the Company’s ability to utilize certain of its loss carry-forwards and recognize certain built-in losses or deductions will be limited in the future.
Finally, notwithstanding the deferred tax asset valuation allowance and the determination of an ‘ownership change’ under Section 382, the Company continues to expect to receive a cash tax refund of approximately $150 million during fiscal 2009.
Secured Revolving Credit Facility
As a result of recording the deferred tax asset valuation allowance, the Company’s tangible net worth, as defined in its secured revolving credit facility (the “facility”) agreement, fell below $350 million as of September 30, 2008.  Pursuant to the previously negotiated terms of the facility, and effective as of the filing of the Company’s 2008 10-K, the facility size will be reduced from $400 million to $250 million, and the collateral value of assets securing the facility must exceed 4.5 times outstanding loans and letters of credit (up from 3.0 times previously).  At September 30, 2008, the Company was in compliance with the collateral coverage requirements but had no additional borrowing capacity.  In order to comply with the new higher collateralization requirements effective as of the filing of the Company’s 2008 10-K, the Company will restrict approximately $20 million in cash to sufficiently collateralize the outstanding letters of credit until additional real estate collateral is added to the borrowing base.  Although the Company has had no cash borrowings under the facility since its inception in July 2007, and has no current plans that would require cash borrowings, the Company intends to add approximately $250 million in assets to the borrowing base over the next year which should create approximately $35 million in availability, after providing a return of the restricted cash.
Beazer Homes USA, Inc., headquartered in Atlanta, is one of the country’s ten largest single-family homebuilders with continuing operations in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, New Jersey, New Mexico, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Texas, and Virginia. Beazer Homes is listed on the New York Stock Exchange under the ticker symbol “BZH.”
Forward Looking Statements
This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward- looking statements, including, among other things, (i) the timing and final outcome of the United States Attorney investigation and other state and federal agency investigations, the putative class action lawsuits, the derivative claims, multi-party suits and similar proceedings as well as the results of any other litigation or government proceedings; (ii)

additional asset impairment charges or writedowns; (iii) economic changes nationally or in local markets, including changes in consumer confidence, volatility of mortgage interest rates and inflation; (iv) continued or increased downturn in the homebuilding industry; (v) estimates related to homes to be delivered in the future (backlog) are imprecise as they are subject to various cancellation risks which cannot be fully controlled, (vi) continued or increased disruption in the availability of mortgage financing; (vii) our cost of and ability to access capital and otherwise meet our ongoing liquidity needs including the impact of any further downgrades of our credit ratings or reductions in our tangible net worth or liquidity levels; (viii) potential inability to comply with covenants in our debt agreements; (ix) increased competition or delays in reacting to changing consumer preference in home design; (x) shortages of or increased prices for labor, land or raw materials used in housing production; (xi) factors affecting margins such as decreased land values underlying land option agreements, increased land development costs on projects under development or delays or difficulties in implementing initiatives to reduce production and overhead cost structure; (xii) the performance of our joint ventures and our joint venture partners; (xiii) the impact of construction defect and home warranty claims and the cost and availability of insurance, including the availability of insurance for the presence of moisture intrusion; (xiv) delays in land development or home construction resulting from adverse weather conditions; (xv) potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations, or governmental policies and possible penalties for failure to comply with such laws, regulations and governmental policies; (xvi) effects of changes in accounting policies, standards, guidelines or principles; or (xvii) terrorist acts, acts of war and other factors over which the Company has little or no control.
Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.
CONTACT: Beazer Homes USA, Inc.
Leslie H. Kratcoski
Vice President,
Investor Relations & Corporate Communications
770-829-3700
lkratcos@beazer.com
-Tables Follow-

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA — CONTINUING OPERATIONS
(Dollars in thousands, except per share amounts)
FINANCIAL DATA

	Quarter Ended		Fiscal Year Ended
	September 30,		September 30,
	2008	2007	2008	2007
CONSOLIDATED STATEMENTS OF OPERATIONS
Total revenue	$712,649	$1,093,677	$2,074,298	$3,466,725
Home construction and land sales expenses	663,259	936,973	1,886,511	2,959,660
Inventory impairments and option contract abandonments	58,774	212,008	510,628	611,864

Gross loss	(9,384)	(55,304)	(322,841)	(104,799)

Selling, general and administrative expenses	99,227	111,451	344,923	413,774
Depreciation and amortization	9,294	10,338	27,544	33,176
Goodwill impairment	—	23,003	52,470	52,755

Operating loss	(117,905)	(200,096)	(747,778)	(604,504)

Equity in loss of unconsolidated joint ventures	(6,245)	(28,142)	(81,314)	(35,154)
Other (expense) income	(16,085)	(371)	(36,992)	7,499

Loss from continuing operations before income taxes	(140,235)	(228,609)	(866,084)	(632,159)
Income tax provision (benefit)	334,935	(76,617)	85,164	(221,778)

Net loss from continuing operations	(475,170)	(151,992)	(951,248)	(410,381)

Net income (loss) from discontinued operations	1,229	(3,240)	(664)	(692)

Net loss	$(473,941)	$(155,232)	$(951,912)	$(411,073)

Net loss per common share — continuing operations:
Basic	$(12.32)	$(3.95)	$(24.68)	$(10.68)

Diluted	$(12.32)	$(3.95)	$(24.68)	$(10.68)

Net income (loss) per common share — discontinued operations:
Basic	$0.03	$(0.08)	$(0.01)	$(0.02)

Diluted	$0.03	$(0.08)	$(0.01)	$(0.02)

Net loss per common share:
Basic	$(12.29)	$(4.03)	$(24.69)	$(10.70)

Diluted	$(12.29)	$(4.03)	$(24.69)	$(10.70)

Weighted average shares outstanding, in thousands:
Basic	38,561	38,475	38,549	38,410
Diluted	38,561	38,475	38,549	38,410

BEAZER HOMES USA, INC.
CONSOLIDATED BALANCE SHEET DATA — CONTINUING OPERATIONS
(Dollars in thousands, except per share amounts)

	September 30,	September 30,
CONSOLIDATED BALANCE SHEETS	2008	2007

Assets
Cash and cash equivalents	$584,334	$454,337
Restricted cash	297	5,171
Accounts receivable, net	46,555	45,501
Income tax receivable	173,500	63,981
Inventory
Owned inventory	1,545,006	2,537,791
Consolidated inventory not owned	106,655	237,382

Total inventory	1,651,661	2,775,173
Residential mortgage loans available-for-sale	94	781
Investments in unconsolidated joint ventures	33,065	109,143
Deferred tax assets, net	20,216	232,949
Property, plant and equipment, net	39,822	71,682
Goodwill	16,143	68,613
Other assets	76,112	102,690

Total assets	$2,641,799	$3,930,021

Liabilities and Stockholders’ Equity
Trade accounts payable	$90,371	$118,030
Other liabilities	358,592	453,089
Obligations related to consolidated inventory not owned	70,608	177,931
Senior Notes (net of discounts of $2,565 and $3,033, respectively)	1,522,435	1,521,967
Junior subordinated notes	103,093	103,093
Other secured notes payable	50,618	118,073
Model home financing obligations	71,231	114,116

Total liabilities	2,266,948	2,606,299

Stockholders’ equity:
Preferred stock (par value $.01 per share, 5,000,000 shares authorized, no shares issued)	—	—
Common stock (par value $0.001 per share, 80,000,000 shares authorized, 42,612,801 and 42,597,229 issued and 39,270,038 and 39,261,721 outstanding, respectively)	43	43
Paid-in capital	556,910	543,705
Retained earnings	1,845	963,869
Treasury stock, at cost (3,342,763 and 3,335,508 shares, respectively)	(183,947)	(183,895)

Total stockholders’ equity	374,851	1,323,722

Total liabilities and stockholders’ equity	$2,641,799	$3,930,021

Inventory Breakdown

Homes under construction	$338,971	$787,102
Development projects in progress	618,252	1,233,140
Land held for future development	407,320	324,350
Land held for sale	85,736	49,473
Model homes	94,727	143,726
Consolidated inventory not owned	106,655	237,382

	$1,651,661	$2,775,173

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA — CONTINUING OPERATIONS
(Dollars in thousands)
OPERATING DATA

	Quarter Ended		Fiscal Year Ended
	September 30,		September 30,
SELECTED OPERATING DATA	2008	2007	2008	2007
Closings:
West region	1,038	1,342	2,777	4,369
East region	733	1,017	2,405	2,821
Southeast region	455	1,019	1,515	2,970
Other homebuilding	215	571	995	1,860

Total closings	2,441	3,949	7,692	12,020

New orders, net of cancellations:
West region	440	297	2,499	3,444
East region	318	325	1,573	2,816
Southeast region	230	221	1,331	2,117
Other homebuilding	95	139	662	1,526

Total new orders	1,083	982	6,065	9,903

Backlog units at end of period:
West region	527	805
East region	485	1,317
Southeast region	306	490
Other homebuilding	40	373

Total backlog units	1,358	2,985

Dollar value of backlog at end of period	$326,599	$838,806

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA — CONTINUING OPERATIONS
(Dollars in thousands)

	Quarter Ended		Fiscal Year Ended
	September 30,		September 30,
SUPPLEMENTAL FINANCIAL DATA - CONTINUING OPERATIONS	2008	2007	2008	2007
Revenues
Homebuilding operations	$590,138	$1,065,408	$1,914,304	$3,359,594
Land and lot sales	121,257	25,670	155,801	99,063
Financial Services	1,254	2,599	4,193	8,068

Total revenues	$712,649	$1,093,677	$2,074,298	$3,466,725

Gross (loss) profit
Homebuilding operations	$(17,313)	$(59,881)	$(334,711)	$(116,290)
Land and lot sales	6,675	1,978	7,677	3,423
Financial Services	1,254	2,599	4,193	8,068

Total gross loss	$(9,384)	$(55,304)	$(322,841)	$(104,799)

Selling, general and administrative
Homebuilding operations	$98,650	$110,410	$342,440	$410,432
Financial Services	577	1,041	2,483	3,342

Total selling, general and administrative	$99,227	$111,451	$344,923	$413,774

SELECTED SEGMENT INFORMATION - CONTINUING OPERATIONS
Revenue:
West region	$236,734	$367,228	$674,103	$1,321,870
East region	307,873	326,858	780,380	889,597
Southeast region	103,934	263,453	354,837	817,453
Other homebuilding	62,854	133,539	260,785	429,737
Financial services	1,254	2,599	4,193	8,068

Total revenue	$712,649	$1,093,677	$2,074,298	$3,466,725

Operating (loss) income
West region	$(439)	$(121,269)	$(140,989)	$(229,121)
East region	(887)	(6,933)	(63,913)	(66,725)
Southeast region	(21,054)	4,238	(109,675)	(19,921)
Other homebuilding	(15,530)	(9,926)	(127,355)	(55,111)
Financial services	669	1,552	1,681	4,696

Segment operating loss	(37,241)	(132,338)	(440,251)	(366,182)
Corporate and unallocated	(80,664)	(67,758)	(307,527)	(238,322)

Total operating loss	$(117,905)	$(200,096)	$(747,778)	$(604,504)